Exhibit 99.1
Oceaneering Announces the Promotion of Kevin McEvoy
to Executive Vice President and Chief Operating Officer
February 23, 2010 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced the promotion of M. Kevin McEvoy to Executive Vice President and Chief Operating Officer. In this capacity, Mr. McEvoy will have the responsibility for all of Oceaneering’s business operations.
Mr. McEvoy has been with Oceaneering for 31 years, serving most recently as Executive Vice President. He started his offshore career as an officer in the U.S. Navy working in the areas of diving, salvage, and submarine rescue. Kevin has held a variety of progressively more responsible domestic and international positions in marketing, administration, and operations.
T. Jay Collins, President and Chief Executive Officer, stated, “I am pleased to have such a capable and experienced individual as Kevin to take over the additional operating responsibilities for our two largest business segments, Remotely Operated Vehicles and Subsea Products. I am confident he will continue to provide excellent leadership as we respond to the increasing demand for our products and services.”
Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com.